EXHIBIT 10(c)

NONQUALIFIED STOCK OPTION AGREEMENT

This Agreement (the “Agreement”), effective as of the 30th day of September, 2002 (the “Grant Date”), is made between Regency Centers Corporation, a Florida corporation (the “Company”) and «FirstName» «LastName», an employee of the Company or one of its Affiliates (the “Optionee”).

ARTICLE I

Stock Option

1.1. Grant. Subject to the terms and conditions of the Regency Realty Corporation 1993 Long-Term Omnibus Plan, as amended and restated (the “Plan”), and the terms of this Agreement, the Company hereby grants to the Optionee, effective as of the Grant Date, the right and option to purchase «Shares» shares of common stock ($.01 par value) of the Company (“Stock”) at the exercise price of $31.00 per share (the “Exercise Price”), such option (the “Option”) to be exercised as herein provided. This Option is intended to be a Non-Qualified Stock Option.

1.2. Reload Feature. The Option shall be subject to the “reload feature” as that term is defined, and to the extent provided, in Section 6.1 of the Plan. The reload option will have an Exercise Price equal to the fair market value of a share of Stock on the effective date of grant of the reload option, and will otherwise contain the same terms as the Option except as provided in Section 6.1 of the Plan and as the Committee, in its sole discretion, may decide. The reload option shall not be subject to the “reload feature.” The Committee shall be authorized to establish procedures for all aspects of the reload option.

ARTICLE II

Option Exercise, Payment and Expiration

2.1. Notice of Exercise. Any exercise shall be accompanied by a written notice by the Optionee to the Company specifying the number of shares as to which the Option is being exercised.

2.2. Period of Exercise. The Option is fully vested on the Grant Date. Subject to applicable law and the terms and conditions of this Agreement and the Plan, the Option may be exercised until the Option expires pursuant to Section 2.4 or 2.5 hereof.

2.3. Payment of Exercise Price Upon Exercise. At the time of any exercise, the entire Exercise Price of the shares as to which the Option is exercised shall be paid in cash, in shares of Stock that the Optionee has held for at least six months (based on the fair market value of the Stock on the exercise date as determined under procedures adopted by the Committee), or by such other method as shall be approved by the Committee.

2.4. Termination of Employment.

(a)	If the Optionee ceases to be employed by the Company and its Affiliates for any reason other than Cause, death, Disability, or Retirement, the

Option shall expire on the 90th day following the date of termination of employment or, if earlier, the Expiration Date, and shall not thereafter be exercisable.

(b)	If the Optionee ceases to be employed by the Company and its Affiliates due to death or Disability, the Option shall expire on the first anniversary of the date of termination of employment or, if earlier, the Expiration Date, and shall not thereafter be exercisable.

(c)	If the Optionee ceases to be employed by the Company and its Affiliates and such termination of employment constitutes Retirement, the Option shall expire on the third anniversary of the date of termination of employment or, if earlier, the Expiration Date, and shall not thereafter be exercisable.

(d)	If the Optionee’s employment with the Company and its Affiliates terminates for Cause, the Option shall expire on the date of termination of employment and shall not thereafter be exercisable.

2.5. Expiration Date. Subject to earlier termination pursuant to the terms hereof, the Option shall expire at 11:59 p.m. on January 13, 2007 (the “Expiration Date”).

ARTICLE III

Dividend Equivalent Units

3.1. Award. The Optionee shall receive Dividend Equivalent Units (as that term is defined in the Plan, hereinafter referred to as “DEUs”) with respect to the Option for each of the first five years of the Option, beginning on the Grant Date. Except as otherwise provided in Section 3.3 hereof, no DEUs shall be awarded with respect to periods after the earlier of (a) termination of the Optionee’s employment or (b) the 5th anniversary of the Grant Date. Anything in the Plan to the contrary notwithstanding, the Net Dividend Rate for purposes of computing DEUs shall be computed by using $25.25 instead of the $31.00 Exercise Price in the denominator and subtracting 6.0% instead of the average annual dividend yield for the companies included in the S&P 500 Index. It is the intent of the Company that DEUs not be higher than the net dividends that the Optionee would have earned on stock previously purchased by the Optionee using stock loans, which loans were repaid by the Optionee prior to the grant of this Option using a portion of the encumbered shares, assuming that the purchase price was $25.25 per share and that the interest rate on the loan was 6% per annum.

3.2. Issuance and Forfeiture of DEUs. Notwithstanding anything to the contrary in the Plan, DEUs shall only be distributed upon the first to occur of (a) the exercise of the Option, or (b) the expiration of the Option pursuant to Section 2.4 or 2.5 hereof. If DEUs are distributed because of the exercise of the Option and only a portion of the Option is exercised, only the portion of the Optionee’s DEUs related to such exercised portion of the Option shall be issued at such time. DEUs shall be issued in the form of whole shares of Company common stock, with fractional DEUs settled in cash.

3.3. Termination by the Company for Other than Cause After a Change of Control. If the Company terminates the Optionee’s employment for other than Cause on or after a Change of Control, to the extent (after taking into account all DEUs received pursuant to this Agreement) the Optionee has received less than five years of DEUs on the unexercised portion of the Option, an additional payment will be made to the Optionee, which additional payment shall be calculated in accordance with the example in Appendix A, which is attached hereto and made a part hereof, so that at least five years of DEUs have been received by the Optionee on the unexercised portion of the Option. In no event shall termination of the Optionee’s employment by the Optionee (regardless of the reason for such termination) be considered a termination of the Optionee’s employment by the Company for other than Cause.

ARTICLE IV

Certain Definitions

4.1. Defined Terms. Capitalized terms not otherwise defined herein or in the Plan shall have the meaning set forth below.

(a)	“Board” means the Board of Directors of the Company.

(b)	“Cause” means

(i)	the willful and substantial failure or refusal of the Optionee to perform duties assigned to the Optionee (unless the Optionee shall be ill or disabled), under circumstances where the Optionee would not have Good Reason to terminate employment, which failure or refusal is not remedied by the Optionee within 30 days after written notice from the Company’s Chief Executive Officer or Chief Operating Officer or the Board of such failure or refusal (for purposes of clarity, the Optionee’s poor performance shall not constitute willful and substantial failure or refusal to perform duties assigned to the Optionee, but the failure to report to work shall);

(ii)	material breach of the Optionee’s fiduciary duties to the Company or an affiliate thereof (such as obtaining secret profits from such entity) or a violation by the Optionee in the course of performing the Optionee’s duties to the Company or any affiliate thereof of any law, rule or regulation (other than traffic violations or other minor offenses) where such violation has resulted or is likely to result in material harm to the Company or an affiliate thereof, and in either case where such breach or violation constituted an act or omission performed or made willfully, in bad faith and without a reasonable belief that such act or omission was within the scope of the Optionee’s employment; or

(iii)	the Optionee’s engaging in illegal conduct (other than traffic violations or other minor offenses) which results in a conviction

(or a nolo contendere plea thereto) which is not subject to further appeal and which is injurious to the business or public image of the Company or any affiliate thereof.

(c)	“Change of Control” means the occurrence of any one or more of the following events occurring after the date of this Agreement:

(i)	an acquisition, in any one transaction or series of transactions, after which any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), has beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more (or an acquisition of an additional 5% or more if such individual, entity or group already has beneficial ownership of 25% or more) of either the then outstanding shares of Company common stock or the combined voting power of the then outstanding voting securities of the Company, but excluding, for this purpose, any such acquisition (A) from the Company, (B) by the Company or any employee benefit plan (or related trust) of the Company, (C) by any Security Capital Entity (other than GE) made while the standstill provisions of the Shareholders Agreement are in effect and made in compliance with such provisions, but excluding an acquisition made in connection with the waiver of any such standstill provisions, or (D) by any corporation with respect to which, following such acquisition, all of the then outstanding shares of common stock and voting securities of such corporation are then beneficially owned, directly or indirectly, in substantially the same proportions, by the beneficial owners of the common stock and voting securities of the Company immediately prior to such acquisition;

(ii)	50% or more of the members of the Board (A) are not Continuing Directors, or (B) whether or not they are Continuing Directors, are nominated by or elected by the same Beneficial Owner (for this purpose, a director of the Company shall be deemed to be nominated or elected, respectively, by the Security Capital Entities or GE if the director also is an employee or director of GE, Security Capital Group, Inc., or any other subsidiary of GE, including any successors) or are elected or appointed in connection with an acquisition by the Company (whether through purchase, merger or otherwise) of all or substantially all of the operating assets or capital stock of another entity; or

the (A) consummation of a reorganization, merger, share exchange, consolidation or similar transaction, in each case, with respect to which the individuals and entities who were the respective beneficial owners of the common stock and voting securities of the Company immediately prior to such transaction do not, following such transaction, beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and voting securities of the corporation resulting from such reorganization, merger or consolidation, (B) consummation of the sale or other disposition of all or substantially all of the assets of the Company or (C) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(d)	“Continuing Director” means:

(i)	any member of the Board who was a member of the Board on January 1, 2002, and any successor of a Continuing Director who is recommended to succeed a Continuing Director (or whose election or nomination for election is approved) by at least a majority of the Continuing Directors then on the Board; and

(ii)	any individual who becomes a director pursuant to Article 2 of the Stockholders Agreement.

(e)	“Disability” means a disability that entitles (or would entitle if a participant) the Optionee to long-term disability benefits under the Company’s disability plan or policy or, if no such plan or policy is in place, if the Optionee has been unable to substantially perform his duties, due to physical or mental incapacity, for 180 consecutive days.

(f)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(g)	“GE” means General Electric Company, including any successors.

(h)	“Good Reason” means any one or more of the following events (unless consented to in writing by the Optionee):

(i)	a material diminution or adverse change in the nature of the Optionee’s title, position, reporting relationships, authority, duties or responsibilities;

(ii)	a diminution that is more than de minimis in either the Optionee’s annual base salary or total compensation opportunity (which, for this purpose, means the aggregate of the annual base salary, annual bonus and long-term incentive compensation that the Optionee has an opportunity to earn pursuant to awards made in any one calendar year) or in the formula used to determine the Optionee’s annual bonus or long-term incentive compensation, or a material diminution in the Optionee’s overall employee and fringe benefits (it being understood by the parties that if the Optionee has the same total compensation opportunity or compensation formula, but the compensation actually received by the Optionee is diminished due to the Company’s or the Optionee’s performance, such diminution shall not constitute Good Reason);

(iii)	the Optionee’s principle place of business is relocated to a location that is both more than 50 miles from its current location and further from the Optionee’s residence than the location of the Optionee’s principle place of business prior to the relocation;

(iv)	a successor fails to assume this Agreement, or amends or modifies this Agreement;

(v)	a material breach of this Agreement by the Company or a successor thereto;

(vi)	the occurrence of any event or circumstance constituting “Good Reason,” as defined in any Change of Control Agreement between the Optionee and the Company; or

(vii)	if, and only if, the Optionee has been employed on a full-time basis for at least one full calendar year, both of the following conditions are met: (A) the Optionee travels at least 50 days during a calendar year, and (B) the total number of days the Optionee travels in such calendar year exceeds by 25 days or more the average number of days the Optionee traveled per year on Company business during the two calendar years immediately preceding such calendar year or, if the Optionee has not been employed on a full-time basis for two full calendar years, during the one calendar year immediately preceding such calendar year.

For purposes of subsection 1(h)(vii) above, any day in which the Optionee is required to stay overnight shall constitute a day of travel.

No event described above shall constitute Good Reason unless the Optionee has given written notice to the Company specifying the event relied upon for such termination within six months after the Optionee becomes aware, or reasonably should have become aware, of the occurrence of such event and, if the event can be remedied, the Company has not remedied such within 30 days of receipt of the notice.

(i)	“Retirement” means the Optionee’s voluntary termination of employment after (i) attaining age 65, (ii) attaining age 55 with 10 years of service, or (iii) attaining an age which, when added to the Optionee’s years of service, equals at least 75.

(j)	“Security Capital Entities” means Security Capital Holdings S.A. and Security Capital U.S. Realty and any Affiliates of either who are bound by the Stockholders Agreement.

(k)	“Stockholders Agreement” means the Stockholders Agreement dated July 10, 1996, as amended, among the Security Capital Entities and the

Company and includes any successor stockholders agreement between the Company and GE or any GE subsidiary (or any successor thereto).

ARTICLE V

Miscellaneous

5.1. Nonassignability. No award or benefit under this Agreement shall be assignable or transferable by the Optionee except by will or by the laws of descent and distribution. During the life of the Optionee, the award hereunder shall be exercisable only by the Optionee or by the Optionee’s guardian or legal representative.

5.2. Withholding. The Optionee, as a condition to the exercise of the Option, shall make arrangements satisfactory to the Company to enable the Company to satisfy all tax withholding requirements. If permitted by the Company, (a) the minimum tax withholding required by applicable law may be satisfied through the surrender of Shares the Optionee already owns or to which the Optionee is otherwise entitled upon exercise, and (b) any additional withholding taxes may be satisfied through the surrender of Shares the Optionee has owned for at least six (6) months.

5.3. No Rights as Stockholder. The Optionee shall have no rights as a stockholder with respect to any shares of Stock subject to this award unless and until certificates for such shares of Stock are issued to the Optionee.

5.4. No Right to Continued Employment. This Agreement and the Plan shall not confer upon the Optionee any right with respect to continuance of employment by this Company or any Affiliate, nor shall they affect in any way any right of the Company or one of its Affiliates to terminate the Optionee’s employment at any time.

5.5. Compliance with Law and Regulations. This Agreement and the obligation of the Company to sell and deliver shares of Stock hereunder, shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required. If at any time the Committee shall determine that (i) the listing, registration or qualification of the shares of Stock subject or related thereto upon any securities exchange or under any state or federal law, (ii) the consent or approval of any government regulatory body, or (iii) an agreement by the recipient of an award with respect to the disposition of shares of Stock, is necessary or desirable as a condition of, or in connection with the Plan or the granting of this award or the issue or purchase of shares of Stock hereunder, the award may not be consummated in whole or in part, and the Option may not be exercised in whole or in part unless such listing, registration, qualification, consent, approval or agreement shall have been effected or obtained free of any conditions not acceptable to the Committee. Moreover, this Option may not be exercised if its exercise, or the receipt of shares of Stock pursuant thereto, would be contrary to applicable law. Shares issued hereunder may contain such restrictive legends as the Company shall determine to be necessary.

5.6. Severability. If, for any reason, any one or more of the provisions or part of a provision contained in this Agreement shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement not held so invalid, illegal or unenforceable, and each other provision or part of a provision shall to the full extent consistent with law continue in full force and effect.

5.7. Optionee Bound by Plan. The Optionee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof as well as of this Agreement. Capitalized terms not defined herein shall have the meanings ascribed thereto in the Plan.

5.8. Notices. Any notice hereunder to the Company shall be addressed to it at its office at 121 West Forsyth Street, Suite 200, Jacksonville, Florida 32202, Attention: Vice President-People Services, and any notice hereunder to the Optionee shall be addressed to the Optionee at the address on file with the Company for employee mailings, subject to the right of either party to designate at any time hereafter in writing some other address.

5.9. Counterparts. This Agreement has been executed in two counterparts, each of which shall constitute one and the same instrument.

5.10. Governing Law. The laws of the State of Florida shall govern, control and determine all questions arising with respect to this Agreement and the interpretation and validity of its respective provisions.

5.11. Dispute Resolution. Any dispute, controversy or claim between the Company and the Optionee or other person arising out of or relating to this Agreement shall be settled by arbitration conducted in the City of Jacksonville in accordance with the Commercial Rules of the American Arbitration Association then in force and Florida law within 30 days after written notice from one party to the other requesting that the matter be submitted to arbitration. Arbitration must be initiated by serving or mailing a written notice of the complaint to the other party within one year (365 days) after the day the complaining party first knew or should have known of the events giving rise to the complaint. Failure to initiate arbitration within this time period will result in waiver of any right to bring arbitration or any other legal action with respect to this Agreement. The arbitration decision or award shall be binding and final upon the parties. The arbitration award shall be in writing and shall set forth the basis thereof. The existence, contents or results of any arbitration may not be disclosed by a party or arbitrator without the prior written consent of both parties. The parties hereto shall abide by all awards rendered in such arbitration proceedings, and all such awards may be enforced and executed upon in any court having jurisdiction over the party against whom enforcement of such award is sought. The Company agrees to reimburse the Optionee for all costs and expenses (including, without limitation, reasonable attorneys’ fees, arbitration and court costs and other related costs and expenses) the Optionee reasonably incurs as a result of any dispute or contest regarding this Agreement and the parties’ rights and obligations hereunder if, and when, the Optionee prevails on at least one material claim; otherwise, each party shall be responsible for its own costs and expenses.

5.12. Miscellaneous. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to expressly assume and agree to perform under this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. This Agreement may not be terminated, amended, or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer and the Optionee has executed this Agreement both as of the day and year first above written.

REGENCY CENTERS CORPORATION		OPTIONEE

By:
	J. Christian Leavitt Its: Senior Vice President-Treasurer	«FirstName» «LastName»

Appendix A

5 Year Dividend Equivalent Acceleration Example

THIS IS ONLY AN EXAMPLE OF THE METHODOLOGY USED TO CALCULATE THE PAYMENT UNDER SECTION 3.3 OF YOUR OPTION AGREEMENT. IF YOU BECOME ENTITLED TO A PAYMENT UNDER SECTION 3.3 OF YOUR OPTION AGREEMENT, THE AMOUNT OF YOUR PAYMENT WILL BE BASED ON YOUR PERSONAL OPTION GRANT INFORMATION AND THE DIVIDEND INFORMATION APPLICABLE AT THE TIME OF PAYMENT, AND NOT ON THE AMOUNTS SET FORTH IN THIS EXAMPLE.

Option Grant Assumptions:
Grant Date	9/30/02
No. of Options Granted	6,872
FMV Regency Stock Price	$31.00

Dividend Equivalent Per Share:
Current Annual Dividend	$2.04
Dividend Yield on $25.25	8.08%	$2.04	divided by	$25.25
Less 6%	-6.00%

DEU Yield on $25.25	2.08%

DEU Per Option	$0.52	2.08%	Times	$25.25

Accelerated Dividend Equivalent:
Annual DEU Amount	$3,573	$0.52	Times	6,872
5 Year DEU Acceleration	$17,867	5	Times	$3,573
Annual compounding of Qtrly Dividend	$7,218	Apply current dividend yield of 9.69% for 5 years

Total Accelerated DEU Amount	$25,085

Accelerated DEU in Shares	809	$ divided by current price			$31.00
Less Actual Shares Distributed to date	-0

Net Accelerated DEU in Shares	809